This agreement is made as of the 21st day of August 2015, by and between

Wrapmail, Inc. (“The Company”) with principal offices at 445 NE 12th Avenue, Fort Lauderdale 33301 and Microcap Headlines, Inc. with principal offices at 1488 Deer Park Avenue, # 339, N. Babylon, New York 11703.

Whereas, The Company desires to retain Microcap Headlines, Inc. to perform services for it and Microcap Headlines, Inc. is willing to undertake and provide such services as hereinafter fully set forth.

The parties agree as follows:

The Company’s profile will be posted on MicrocapHeadines.com for 12 months commencing on September 1st, 2015 and concluding on August 31st, 2016.

The Terms and Conditions are as follows:

The Company shall issue 800,000 (Eight Hundred Thousand) shares of The Company's common stock to Microcap Headlines, Inc. representing the total compensation. The company shall pay said compensation as follows:

The company shall irrevocably issue to Microcap Headlines, Inc. a total of 400,000 (Four Hundred Thousand) shares of the Company's common stock upon the signing of this agreement representing the initial 6 month period. The Company shall irrevocably issue the remaining balance of 400,000 shares of common stock to Microcap Headlines, Inc. on March 1st, 2015 representing the final 6 month period. Microcap headlines shall fully vest on the start of each 6 month period.

It is understood that all shares are restricted and will be dated as of September 1st, 2015. The Company shall immediately notify its transfer agent to issue said shares to Microcap Headlines, Inc. for the Initial 6 month period and will issue the remaining shares on the 1st day of the next 6 month period. (March 1st, 2015)

The Company shall have the right to cancel the remaining 6 month period of this agreement provided that they send written notification via certified mail to Microcap headlines, Inc. by the first day of the 6 month period. Microcap Headlines, Inc. shall also have the right to cancel the remaining 6 month period provided that they send written notification via certified mail to The Company by March 1st, 2015. In the event that the Company or Microcap Headlines, Inc. cancel the remaining 6 months, the Company's profile will then be removed from Microcapheadlines.corn and no further services will be provided as well as no further compensation shall be due.

The Company represents that all restricted shares issued to Microcap Headlines, Inc. will have a 1 (one) year hold from the date of issuance. (September 1st 2015) The Company shall be responsible for obtaining opinion letters from counsel regarding the sale of said shares and agree to pay any costs associated with opinion letters. In the event that The Company files a registration statement at any time, they will include the shares issued to Microcap Headlines, Inc.

Services to be Provided by Microcap Headlines, Inc.

Microcap Headlines, Inc. will provide an e-mail campaign of a minimum of 500,000 (Five Hundred Thousand) e-mails per month for The Company. The Company will be mentioned on the e-mails and there will be a direct link to Microcap Headlines.com

In addition, Microcap Headlines, Inc. will actively market the site through various means including but not limited to affiliate programs and indexing of search engines.

In addition, Microcap Headlines, Inc. will be responsible for Investor Relations by answering day to day phone calls from existing and potential clients as well as being placed on the bottom of all news announcements with their contact information, while this contract is in effect.

Obligations of The Company

All information to be disseminated in any way by Microcap Headlines, Inc. on the Company's behalf or included in the Microcap Headlines, Inc. website shall be provided to Microcap Headlines, Inc. by the Company. The Company hereby acknowledges that it shall be solely and exclusively responsible for the content of all information to be disseminated, and that all information provided to Microcap Headlines, Inc. for distribution shall contain no material misrepresentation of fact, or material omissions of fact and shall comply in all manners with all applicable federal and state securities laws as well as all other laws.

Relationships of the Parties

It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them and that Microcap Headlines, Inc.'s relationship to the Company shall be as an independent contractor. Nothing in this Agreement is intended to make either party a general or special agent, legal representative, subsidiary joint venture, partner, employee or servant of the other for any purpose or to confer upon either party the right of a third party beneficiary. Microcap Headlines, Inc. makes no representation or warranty as to the accuracy or completeness of any of the information on its web site.

Indemnity

The Company hereby promises and guarantees to defend, indemnify and hold harmless Microcap Headlines, Inc. and any and all of its past, present and future officers, employees, stockholders, parent corporations, subsidiaries, directors and agents from and against any and all loss, liability, charge, claim, cost, demand damage, expense and obligation, including counsel and attorney's fees, which may arise by reason of, or as a consequence of the breach of any of the terms, covenants, conditions, representation or warranties contained in this Agreement, including the failure by The Company to provide full, complete and accurate information.

Other activities of Microcap Headlines, Inc.

The company recognizes that Microcap Headlines, Inc. renders its services to other companies and that Microcap Headlines, Inc. shall not be required to devote its full time and attention to the performance of its duties under this agreement but shall devote only so much of its time and attention as it deems necessary.

Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within that State, excluding the choice of law rules thereof. The parties agree that the United States District Court for the Eastern District of New York, or any New York court of competent jurisdiction, shall have sole and exclusive jurisdiction to adjudicate any dispute that may arise out of or in connection with this Agreement, and the parties hereto agree to submit to the exclusive jurisdiction of said courts and to comply with all requirements necessary to give said courts jurisdiction.

Binding Effects: Assignment

This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and assignees. In addition, this agreement will survive a change in the Board of Directors and/or Management and will survive a change in control such as a merger, acquisition, and/or takeover.

The undersigned party signing on behalf of The Company represents and warrants that they have the authority to enter this contract on behalf of The Company.

In Witness Whereof, the parties hereto have executed this Agreement the day and year above written.

By: /s/ Marco Alfonsi     Date: 8/21/2015

Wrapmail, Inc.

Marco Alfonso

CEO

By: _______________     Date: _______________

MicroCap Headlines Inc.

Howard Schwartz

President